ShengdaTech’s Fourth Quarter and Year End 2007 Conference Call

Participants: Crocker Coulson, Leslie Richardson, Xiangzhi Chen, Anhui Guo

Introduction: Crocker Coulson, CCG Elite

Good morning ladies and gentlemen, and good evening to those of you joining us from China. I am Crocker Coulson from CCG Elite, the Company’s investor relations firm. Welcome to ShengdaTech’s fourth quarter and year end 2007 conference call. With us today are Xiangzhi Chen, ShengdaTech's Chief Executive Officer, and Anhui Guo, the Chief Financial Officer joining us from China. Also joining us is CCG Elite’s Leslie Richardson who will provide the Financial Results on behalf of Anhui Guo and Mabel Zhang who will provide translation for your questions and answers.

I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand especially in the tire and PVC industry, pricing and demand trends for the Company’s chemical products, the ability to attract new customers, ability to increase its product’s applications, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, March 17, 2008. ShengdaTech assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days on ShengdaTech’s corporate website.

I will now provide the Management Discussion section on behalf of ShengdaTech’s Chairman and CEO, Mr. Xiangzhi Chen.

Business Overview: Crocker Coulson

Thank you for joining us on our fourth quarter and the full year 2007 conference call. We are extremely proud to share with you the successes we have achieved over the past year. We have made significant strides in expanding new end applications for our NPCC products and in penetrating the global market as we continue building the leading NPCC company in China. We are extremely proud to have successfully upgraded our common stock listing from the over-the-counter exchange to the NASDAQ Capital Market last May. And at the end of January of this year, we were upgraded once again to the NASDAQ Global Select Market. And lastly, the patent application for our membrane dispersion technology was approved in December and is now protected under the PRC patent law for the next 20 years.

Revenue for the fourth quarter of 2007 increased for the third consecutive quarter to a record $28.6 million, up 23.5% from the fourth quarter of 2006. Revenue generated from our NPCC segment increased 46.9% from the same quarter a year ago to $13.8 million, representing 48.2% of total revenue. Our chemical segment represented the balance of 51.8% of total revenue at $14.8 million for a year-over-year increase of 7.5%.

Our gross profit was a record $10.3 million, with record gross margin of 35.8% up 2.7 percentage points from the fourth quarter of 2006. Gross margin continues to benefit from the increasing revenue contribution from the NPCC segment along with improved production efficiencies in the chemical segment. Net income was $7.8 million, up 26.5% year-over-year and fully diluted earnings per share were 14 cents, up from 11 cents in the same period a year ago.

As to full year results for 2007, revenues grew by 38.6% to $100.7 million - exceeding our guidance of $96.0 to $98.0 million. Revenue from our NPCC segment increased 112.3% for the year to $46.7 million and revenue from our chemical segment grew 6.6% to $53.9 million. Full year 2007 net income was a record $27.0 million, exceeding our guidance for $23.0 - $24.4 million. Fully diluted earnings per share for 2007 were 50 cents compared to 34 cents in 2006.

Our strong financial results reflect the success we have made in expanding our NPCC capacity and developing new NPCC markets. We believe we are still in the early stages of penetrating the enormous market opportunity for high quality NPCC used as a functional filler in a variety of high-end applications. We remain committed to implementing a solid capacity expansion plan and research and development program as we pioneer this emerging market.

In 2007, we added 40,000 metric tons of NPCC capacity bringing our total NPCC capacity to 130,000 metric tons. This month we completed the construction of our first new stainless steel NPCC lines with 60,000 metric tons of capacity which are scheduled to begin production by the end of the month. We chose stainless steel equipment for these new lines over carbon steel equipment because it enables us to maintain the purity of our NPCC particles. Over time carbon steel tends to rust and as rust particles mix with the NPCC particles, the quality of the NPCC particles is compromised. In addition, the stainless steel requires one third less maintenance time than the carbon steel and has an expected life of 30 years compared to 10 years for carbon steel. We anticipate our new lines will reach full capacity by August of this year increasing our total annual production capacity to 190,000 metric tons. We are actively exploring potential sites in Shandong Province for the next phase of our NPCC expansion and are currently in negotiations with the local government of Shandong for use of a high quality limestone quarry located in the province. The location of the new facility will help to reduce transportation costs as many of our customers are located in Shandong.

In addition to bringing on new capacity, we are constantly working on broadening our customer base. During the fourth quarter, we added 13 new domestic customers, including three PVC manufacturers, five tire manufacturers, three latex manufacturers, a paint manufacturer and a paper manufacturer. Because our NPCC product is embedded in our customer’s end product, we tend to develop long-term relationships that expand over time. We first begin working with potential customers by developing a customized formula based on specific requirements for their end products. The formula is then tested and adjustments are made as necessary. Our customers’ manufacturing process normally is not disrupted during this period, nor are there any additional costs in incorporating NPCC in the manufacturing process. After the formula has been finalized, our customers’ begin testing the product in the market, so their initial purchases of NPCC tends to be in small quantities. Once they are convinced that their customers are satisfied with the end product, their orders for NPCC ramp up significantly.

About half of our revenue is derived from our long-term customers. Each year, after the Chinese New Year, we meet with these customers to review their anticipated demand for NPCC over the next twelve months and to renew their contracts. The contracts specify minimum quantities and set price for the next 12 months. Approximately 30% of our revenue is derived from customers in development stage with the quantity determined as needed. The remaining 20% of our revenue is derived from newer customers who initially sign three to six months contracts.

Along with expanding our domestic market penetration in 2007, we have been actively developinging international market. During the second quarter we obtained our first international customers in South Korea and Thailand. Today we are actively working with customers and potential customers throughout Southeast Asia, East Asia and North America - mainly for NPCC used in polyethylene, latex, rubber and paint. To further our international expansion, we intend to hire up to 12 sales professionals who are fluent in English and have extensive international trade experience in 2008. As a result of these efforts, we expect exports will grow in 2008 to 10% to 15% of total revenue from 1% of total revenue in 2007.

As for our research and development initiatives, we are extremely excited about the recent breakthroughs in NPCC applications our team has made. In December 2007, we launched NPCC for use in the surface coating of high-grade color ink jet paper. This NPCC product was co-developed with Jinan Anne Paper Co., a subsidiary of Xiamen Anne Paper Co. The use of NPCC in color ink jet paper increases the paper’s whiteness, brightness, opacity, smoothness, rate of ink absorption and enhances the paper’s strength. In addition to improving the overall quality of color ink jet paper, incorporating NPCC in the coating can reduce production costs by reducing the amount of kaolin or titanium used.

More recently, after spending over a year on research and development, we announced the launching of NPCC for use in polyethylene. Polyethylene is a highly attractive plastic as it is the most versatile of all plastics and frequently used in consumer products. Common end uses of polyethylene range from plastic bags, shrink wrap for plastic drink bottles, food packaging and drink containers. The use of NPCC in polyethylene products significantly improves the mechanical property of the synthetic plastic and increases its heat-resistant capability. Moreover, the inclusion of NPCC in polyethylene products reduces the amount of polyethylene needed, thereby reducing the overall cost of raw materials. We have already signed two new customers for this new NPCC application.

Our research and development team continues to actively expand market applications for NPCC. We are currently working with Tongji University, one of China’s leading technology universities, on the development of NPCC for use in asphalt. The asphalt market in China topped 12.3 million metric tons in 2005. And domestic demand is expected to outpace the global demand, rising 6.0% annually through 2010 to over 16 million metric tons, as the industry benefits from robust growth in the booming construction industry. We expect to complete the research on this NPCC application and begin distributing it to potential clients for testing within the next month or two.

Another NPCC application in development is for use in epoxy resin. Epoxy-based materials are polymers often used in coatings, adhesives and composite materials such as those using carbon fiber and fiberglass reinforcements. As of 2006, the epoxy industry amounted to more than $5 billion in North America and about $15 billion worldwide. The Chinese market has been growing rapidly with the market size estimated at more than 30% of the total world-wide market.

Now briefly touching on our chemical business…
We continue optimizing our product mix to maximize the revenue generated from this segment. We increased production and sales of liquid ammonia and methanol as a result of stronger market demand and higher selling prices. Given the seasonality in the agriculture industry and corresponding decline in demand for chemical fertilizers in Northern China, we reduced production of ammonia bicarbonate, a key ingredient in agricultural fertilizers.

We are actively evaluating acquisition opportunities that would be complementary to our chemical business. The acquisition targets we are considering are companies with inefficient operations that can benefit from our expertise and superior production capabilities to quickly return them to profitability. We will provide updates as further developments are made.

Now I will turn the call over the Leslie Richardson who will discuss the financial results in detail.

Financial Results
Leslie Richardson

Thank you Crocker,

Our revenue for the fourth quarter of 2007 was a record $28.6 million, up 23.5% from the fourth quarter of 2006. Revenue from our NPCC products increased 46.9% to $13.8 million from $9.4 million in the fourth quarter of 2006. The increase in our year-over-year revenue was due to the addition of 40,000 metric tons of NPCC capacity in July 2007 which reached full capacity in November 2007. Total volume of NPCC sold during the fourth quarter of 2007 was 35,680 metric tons. NPCC for use in tires continue to represent the majority of our NPCC sales at 43.4% of total NPCC revenue. Sales of NPCC for use in PVC and latex experienced the strongest growth in the fourth quarter, up 8.6% and 20.7%, respectively, from the third quarter of 2007. PVC and latex represented 39.0% and 9.9%, respectively, of total NPCC revenue. NPCC used in printing ink, paint, and paper applications represented the balance of 7.7% of NPCC revenue.

Our revenue from chemical products increased 7.5% to $14.8 million from $13.8 million in the comparable quarter in 2006. Sales of liquid ammonia and methanol increased 9.8% and 8.3%, respectively, from the third quarter of 2007 and represented 38.4% and 19.5%, respectively, of the chemical segment’s revenue. Sales of ammonia bicarbonate declined 6.3% from the third quarter of 2007. Ammonia bicarbonate represented 25.4% of chemical segment revenue and melamine contributed the balance of 16.6% of sales during the quarter.

Gross profit for the fourth quarter of 2007 was a record $10.3 million, up 33.6% from $7.7 million in the fourth quarter 2006. Our gross margin was a record 35.8% compared to 33.1% for the same period in 2006. The gross margin for our chemical segment was 29.5%, up 3.3 percentage points from 26.2% in the same period in 2006 as a result of strong pricing for liquid ammonia, methanol, and melamine in the quarter and the new equipment installed earlier in the year which improved our operating efficiencies. The gross margin for our NPCC segment was 42.6% compared to gross margin of 43.3% in the same quarter last year. The slight decline in NPCC gross margin was due to a combination of higher depreciation expenses, cost of coal used in the manufacturing process and raw materials transportation costs.

Selling expenses for the quarter were $0.5 million, or 1.8% of revenue, unchanged from $0.5 million, or 2.2% of revenue, in fourth quarter 2006. General and administrative (G&A) expenses were $1.3 million or 4.6% of revenue, compared to $0.9 million, or 3.8% of revenue, in the same period last year. The increase in G&A expense was mainly attributed to expenses associated with reaching compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other public company costs.

Operating income for the fourth quarter of 2007 was $8.4 million, up 34.2% from $6.3 million in the same period a year ago. Operating margin was 29.5% compared to 27.1% in the fourth quarter of 2006.

Our net income for the fourth quarter of 2007 increased 26.5% to $7.8 million from $6.1 million in the same period a year ago. Fully diluted earnings per share for the fourth quarter 2007 were 14 cents, compared to 11 cents in the same period last year.

And now turning to the balance sheet…

As of December 31, 2007, we had $26.4 million in cash and cash equivalents, $43.8 million in working capital and no long-term debt. Our net cash provided by operating activities for the year was $13.8 million, including the impact of $17.7 million advanced to suppliers for the stainless steel equipment and other equipment to construct our three new stainless steel lines. Shareholders’ equity stood at $89.1 million, up from $57.1 million at year end 2006.

As many of you know, China experienced severe snow storms this past winter that shut down many parts of the country. We were fortunate that our headquarters in Shandong province was not impacted by the storms, but we did experience some disruption in shipments at our Xi’an facility, however we are happy to report this was not material.

Our outlook for 2008 is for revenue and net income to be in the range of $132 - $134 million and $33 - $35 million, respectively, for fully diluted earnings per share of $0.62 - $0.65.

Now I will turn the call back to Crocker who will provide some final remarks before we open up the call for questions and answers.

Crocker Coulson - Concluding remarks

Thanks, Leslie

I would like to conclude by saying that our success in 2007 demonstrates our ability to commercialize a unique product - NPCC manufactured using our patented membrane dispersion technology. This technology allows us to produce a higher quality, more stable NPCC product thereby allowing us to develop new, higher-end markets for NPCC. Our highly experienced R&D team remains committed to developing new applications while working with current customers to expand the use of NPCC in their products. We are currently adding 60,000 metric tons of capacity using stainless steel equipment and we are in the planning stages for our next capacity expansion project.

We believe there are additional upside opportunities in the chemical business and continue to evaluate potential acquisition targets that can enhance our existing operations.

With that, we look forward to anther successful year in 2008 as we continue building on the momentum created over the past few years. We would like to thank our shareholders for your support, especially in these turbulent market conditions. And I will now open the call up to any questions you may have for Mr. Xiangzhi Chen, and Ms. Anhui Guo.